Exhibit 99.1

ADMINISTAFF ANNOUNCES SECOND QUARTER RESULTS
AND RAISES 2005 GUIDANCE
Earnings per share up 180% as unit growth and profitability continue to accelerate

HOUSTON - Aug.1, 2005 - Administaff, Inc. (NYSE: ASF), the nation’s leading Professional Employer Organization (PEO), today announced results for the second quarter and six months ended June 30, 2005. The company reported second quarter net income and diluted earnings per share of $7.3 million and $0.28, versus $2.8 million and $0.10 in the second quarter of 2004.

Second Quarter Results

Revenues for the second quarter of 2005 increased 20.2% over the 2004 period to $279.9 million, due to a 12.5% increase in the average number of worksite employees paid per month and a 6.9% increase in revenues per worksite employee per month.

“Our second quarter results reflect outstanding execution in all areas of the business, including record levels of sales and client retention,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “New clients sold increased 44% over the same period in 2004 and were 17% higher than any second quarter in the company’s history. In addition, client retention averaged 98.6% per month, our highest quarterly rate since 1998.”

Gross profit increased 16.0% over the second quarter of 2004 to $56.3 million, primarily due to a combination of accelerated unit growth, increased pricing and effective management of benefits and workers’ compensation programs. The average gross profit per worksite employee per month of $216 reflects a slight increase in the pricing of service fees and continued favorable trends in these direct costs.

Operating expenses for the quarter increased 3.3% to $45.5 million, as increases in salaries, wages and incentive compensation were mostly offset by reductions in other areas, including expenses associated with the annual sales conference, incentive sales trip and spring campaign marketing efforts, which were shifted from the second quarter in 2004 to the first quarter in 2005. On a per worksite employee basis, operating expenses decreased 7.9% to $175 per month in the 2005 period versus $190 per month in the 2004 period, primarily due to the 12.5% increase in the average number of worksite employees paid per month.

Operating income for the second quarter of 2005 increased 141.3% to $10.9 million, with an average operating income per worksite employee of $42 per month compared to $19 in the 2004 period.

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Administaff, Inc.

Year-to-Date Results

For the six months ended June 30, 2005, the company reported net income and diluted earnings per share of $11.9 million and $0.45, versus $12.0 million and $0.44 for the same period in 2004. Diluted earnings per share increased 73.1% over the 2004 period, excluding the $0.18 per share impact of the Aetna lawsuit settlement in the 2004 period.

Year-to-date revenues were $578.9 million, a 19.4% increase over the 2004 period, which resulted from a 12.2% increase in the average number of worksite employees paid per month and a 6.4% increase in revenues per worksite employee per month. Gross profit for the six months ended June 30, 2005 increased 12.0% to $110.4 million. The average gross profit per worksite employee per month of $216 was consistent with the 2004 period, although the 2004 results included a $5 reduction in payroll tax expense associated with the California state unemployment tax matter, and $2 of insurance proceeds related to the reimbursement of workers’ compensation claims.

Year-to-date operating expenses increased 6.6% to $92.6 million, but declined 5.2% on a per worksite employee per month basis from $191 in the 2004 period to $181 in the 2005 period. The resulting operating income for the six months ended June 30, 2005 was $17.7 million compared to $11.7 million in the 2004 period. Operating income per worksite employee per month increased 34.6% to $35 from $26 in the prior year.

“Our financial performance in the first half of this year demonstrates the strength and leverage of our business model,” said Douglas S. Sharp, vice-president of finance, chief financial officer and treasurer. “With a solid foundation of double-digit unit growth, strong pricing, effective management of direct costs and continued operating leverage, we are raising our guidance for the remainder of the year.”

Business Outlook

Administaff also provided its outlook for the third quarter and full year 2005.

	Third Quarter	Full Year

Average worksite employees paid per month	89,200 - 89,600	87,700 - 88,000
Gross profit per worksite employee per month	$207 - $211	$211 - $213
Operating expenses (in millions) (1) (2)	$47.25 - $47.75	$188.5 - $189.5
Net interest income (in millions)	$0.8 - $0.9	$3.0 - $3.2
Effective income tax rate	37.7%	37.7%
Average outstanding shares (in millions)	27.2	26.7

(1)	Includes $375,000 and $2.2 million in stock-based compensation expense, in the third quarter and full year, respectively.
(2)	The high end of the third quarter and full year operating expense range assumes a higher accrual for incentive compensation based upon achieving higher unit growth and gross profit goals.

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Administaff, Inc.

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the third quarter and full year 2005, and answer questions from investment analysts. To listen in, call 800-435-1398 and use passcode 65801359. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the website and select “Live Webcast.” The conference call script will be available at the same website later today. A replay of the conference call will be available at 888-286-8010, passcode 33806037, for two weeks after the call. The webcast will be archived for one year.

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

(Note: The statements contained in this press release that are not historical facts, including those that are identified with the words “outlook,”“guidance,”“plan,”“expect,”“predict,”“appears,”“indicator” and similar words, are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors cited above as challenges and concerns and: (i) changes in general economic conditions; (ii) regulatory and tax developments, including possible adverse application of various federal, state and local regulations; (iii) changes in Administaff’s direct costs and operating expenses, including, but not limited to, increases in health insurance and workers’ compensation premiums and underlying claims trends, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff’s operations; (iv) the effectiveness of Administaff’s retirement services operation; (v) changes in the competitive environment in the Professional Employer Organization industry; (vi) Administaff’s liability for worksite employee payroll, benefits costs and workers’ compensation claims; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff’s filings with the Securities and Exchange Commission.)

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Cash and cash equivalents	$140,241	$81,740
Restricted cash	22,138	18,511
Marketable securities	27,921	27,950
Accounts receivable	78,169	67,210
Prepaid insurance and other current assets	16,021	19,159
Income taxes receivable	2,576	489
Deferred income taxes	184	―
Total current assets	287,250	215,059

Property and equipment, net	65,339	69,057
Deposits and other assets	50,930	71,272
Prepaid insurance	11,000	―
Total assets	$414,519	$355,388

Liabilities and Stockholders’ Equity
Accounts payable	$1,685	$3,130
Payroll taxes and other payroll deductions payable	59,917	64,471
Accrued worksite employee payroll expense	103,243	59,277
Accrued health insurance costs	2,398	1,991
Accrued workers’ compensation costs	24,124	19,349
Other accrued liabilities	18,093	17,461
Deferred income taxes	―	231
Current portion of long-term debt	1,674	1,649
Total current liabilities	211,134	167,559

Long-term debt	34,045	34,890
Accrued workers’ compensation costs	29,064	22,912
Deferred income taxes	2,511	3,498
Total noncurrent liabilities	65,620	61,300

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	104,568	101,623
Treasury stock, cost	(60,019)	(63,925)
Deferred compensation expense	(3,813)	―
Accumulated other comprehensive income (loss), net of tax	(182)	(127)
Retained earnings	96,902	88,649
Total stockholders’ equity	137,765	126,529
Total liabilities and stockholders’ equity	$414,519	$355,388

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2005	2004	Change	2005	2004	Change

Operating results:
Revenues (gross billings of $1.559 billion, $1.254 billion, $3.133 billion and $2.538 billion, less worksite employee payroll cost of $1.279 billion, $1.021 billion, $2.555 billion and $2.053 billion, respectively)	$279,884	$232,892	20.2%	$578,860	$484,939	19.4%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	223,549	184,347	21.3%	468,497	386,360	21.3%
Gross profit	56,335	48,545	16.0%	110,363	98,579	12.0%
Operating expenses:
Salaries, wages and payroll taxes	24,634	21,083	16.8%	47,965	43,382	10.6%
Stock-based compensation	367	―	―	1,405	―	―
General and administrative expenses	12,818	12,916	(0.8)%	26,601	24,681	7.8%
Commissions	2,488	2,778	(10.4)%	4,852	5,322	(8.8)%
Advertising	1,524	2,699	(43.5)%	4,399	4,408	(0.2)%
Depreciation and amortization	3,649	4,570	(20.2)%	7,406	9,121	(18.8)%
Total operating expenses	45,480	44,046	3.3%	92,628	86,914	6.6%
Operating income	10,855	4,499	141.3%	17,735	11,665	52.0%
Other income (expense):
Interest income	1,330	648	105.2%	2,452	1,014	141.8%
Interest expense	(571)	(522)	9.4%	(1,115)	(1,049)	6.3%
Other, net	6	22	(72.7)%	(13)	8,286	(100.2)%
Income before income tax expense	11,620	4,647	150.1%	19,059	19,916	(4.3)%
Income tax expense	4,336	1,836	136.2%	7,185	7,867	(8.7)%
Net income	$7,284	$2,811	159.1%	$11,874	$12,049	(1.5)%
Diluted net income per share of common stock	$0.28	$0.10	180.0%	$0.45	$0.44	2.3%
Diluted weighted average common shares outstanding	26,407	27,312		26,244	27,450

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2005	2004	Change	2005	2004	Change

Statistical data:
Average number of worksite employees paid per month	86,868	77,209	12.5%	85,298	76,001	12.2%
Revenues per worksite employee per month (1)	$1,074	$1,005	6.9%	$1,131	$1,063	6.4%
Gross profit per worksite employee per month	216	210	2.9%	216	216	―
Operating expenses per worksite employee per month	175	190	(7.9)%	181	191	(5.2)%
Operating income per worksite employee per month	42	19	121.1%	35	26	34.6%
Net income per worksite employee per month	28	12	133.3%	23	26	(11.5)%

(1)	Gross billings of $5,983, $5,413, $6,122 and $5,566 per worksite employee per month, less payroll cost of $4,909, $4,408, $4,991 and $4,503 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Table
(in millions, except per worksite employee and earnings per share data)

	Three months ended			Six months ended
	June 30,			June 30,
	2005	2004	Change	2005	2004	Change

Payroll cost (GAAP)	$1,279,197	$1,020,997	25.3%	$2,554,525	$2,053,287	24.4%
Less: Bonus payroll cost	87,760	52,099	68.4%	231,575	149,270	55.1%
Non-bonus payroll cost	$1,191,437	$968,898	23.0%	$2,322,950	$1,904,017	22.0%

Payroll cost per worksite employee (GAAP)	$4,909	$4,408	11.4%	$4,991	$4,503	10.8%
Less: Bonus payroll cost per worksite employee	337	225	49.8%	452	327	38.2%
Non-bonus payroll cost per worksite employee	$4,572	$4,183	9.3%	$4,539	$4,176	8.7%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Six months ended
	June 30,
	2005	2004	Change

Net income	$11,874	$12,049	(1.5)%
Less: Aetna settlement proceeds, net of tax	―	(4,991)	―
Adjusted net income	$11,874	$7,058	68.2%

Earnings per share	$0.45	$0.44	2.3%
Less: Aetna settlement proceeds, net of tax	―	(0.18)	―
Adjusted earnings per share	$0.45	$0.26	73.1%

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Administaff, Inc.

Adjusted net income represents net income computed in accordance with generally accepted accounting principles (“GAAP”), less proceeds from the 2004 Aetna settlement, net of taxes (“Adjusted Net Income”). Administaff management believes Adjusted Net Income is a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of the gain resulting from the Aetna settlement proceeds in 2004 on earnings.

Non-bonus payroll and Adjusted Net Income are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and Adjusted Net Income should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and Adjusted Net Income in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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